Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-288979, No. 333-275236, No. 333-231413, and No. 333-212636) on Form S-8 and in the registration statements (No. 333-273780 and No. 333-281027) on Form S-3 of our reports dated February 26, 2026, with respect to the consolidated financial statements of Tompkins Financial Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Rochester, New York
February 26, 2026